Exhibit 21






              LIST OF SUBSIDIARIES OF THE COMPANY



     1.   Challenge/Surge, Inc.

     2.   Superus Holdings, Inc. (inactive)

     3.   Surge Components, Limited

     4.   Surge Acquisition Corporation (inactive)

     5.   Solaworks, Inc. (inactive)